NEWS RELEASE

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA 15212-5851
Phone: (412) 442-8200

January 28, 2021	Contact:	Steven F. Nicola	William D. Wilson
		Chief Financial Officer and Secretary	Senior Director, Corporate Development

MATTHEWS INTERNATIONAL REPORTS RESULTS FOR
FISCAL 2021 FIRST QUARTER

Financial Highlights:
•Sales increased $21.8 million (5.9%) compared to prior year 1st quarter
•Operating cash flow of $35.3 million vs. $5.4 million a year ago
•GAAP net loss of $1.8 million; adjusted net income of $21.6 million
•Adjusted EBITDA of $54.8 million vs. $40.2 million a year ago
•Debt reduction of $9.9 million for quarter; $142.3 million in calendar 2020

PITTSBURGH, PA, January 28, 2021 - Matthews International Corporation (NASDAQ GSM: MATW) today announced financial results for its first quarter of fiscal 2021.

In discussing the results for the Company’s fiscal 2021 first quarter, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

“The Company’s operating performance for the fiscal 2021 first quarter was very strong. We again reported growth in revenues, adjusted EBITDA and adjusted earnings per share compared to the same quarter a year ago. Additionally, we reported further reduction in our outstanding debt as a result of our continued strong cash flow generation.

“The Memorialization segment reported significant sales growth compared to a year ago, predominantly reflecting higher casket sales as a result of the impact of COVID-19. In addition, sales of cremation equipment, mausoleums and cemetery memorial products also increased. Cemetery memorial products sales continued to be impacted by local stay-at-home orders limiting many families’ access with cemeteries to arrange for their memorials, but we anticipate most of these orders are deferred to a future date.

“The SGK Brand Solutions segment had another solid quarter despite the economic impact of the pandemic. Our U.S. and European core brand packaging businesses reported sales growth compared to a year ago reflecting the essential nature of our global account client base and additional photography sales. In addition, we won several new accounts during the recent quarter. Our merchandising and other retail-based businesses continued to be challenged from the impacts of the pandemic, which resulted in the segment’s overall year-over-year sales decline.

“Product identification sales for our Industrial Technologies segment were slightly higher than the same quarter a year ago, reflecting improving market conditions. In addition, incoming orders for our

Matthews International Reports Results for Fiscal 2021 First Quarter

January 28, 2021
warehouse automation solutions continued to be strong, but access to job sites to complete these orders remained limited due to the pandemic resulting in a modest decline in warehouse sales. As a result, overall sales for the segment were relatively steady compared to a year ago with a significant increase in orders for the warehouse automation business, and, similar to our cemetery memorial products business, we anticipate these orders are deferred to a future date.

“Cash flow from operations for the fiscal 2021 first quarter was very strong relative to prior years. Our first quarter is traditionally our slowest due to seasonality and holidays, but our strong operating performance combined with continued working capital management efforts generated the significant increase in operating cash flow. For the past twelve months, we have reduced outstanding debt by $142.3 million.

“I sincerely appreciate the continued outstanding efforts of our employees and leadership team under the challenging conditions of COVID-19. We collectively have worked very hard to ensure the safety and well-being of our employees while maintaining our high standards in meeting our customers’ needs.”

First Quarter Fiscal 2021 Consolidated Results (Unaudited)

($ in millions, except per share data)	Q1 FY2021	Q1 FY2020	Change	% Change
Sales	$386.7	$364.9	$21.8	5.9%
Net loss attributable to Matthews	$(1.8)	$(10.5)	$8.7	83.2%
Diluted loss per share	$(0.06)	$(0.34)	$0.28	82.4%
Non-GAAP adjusted net income	$21.6	$14.5	$7.1	49.0%
Non-GAAP adjusted EPS	$0.68	$0.47	$0.21	44.7%
Adjusted EBITDA	$54.8	$40.2	$14.6	36.3%
Note: See the attached tables for additional important disclosures regarding Matthews’ use of non-GAAP measures as well as reconciliations of non-GAAP measures to corresponding GAAP measures. Organic sales represent changes in sales excluding the impact of acquisitions, divestitures, and changes in foreign currency exchange rates.

Consolidated sales for the quarter ended December 31, 2020 were $386.7 million, compared to $364.9 million for the same quarter a year ago, representing an increase of $21.8 million. The increase in fiscal 2021 sales reflected higher sales in the Memorialization segment, partially offset by lower sales in the SGK Brand Solutions and Industrial Technologies segments. Changes in foreign currency rates were estimated to have a favorable impact of $4.8 million on fiscal 2021 consolidated sales compared to a year ago.

Net loss attributable to the Company for the first three months of fiscal 2021 was $1.8 million, or $0.06 per share, compared to $10.5 million, or $0.34 per share in the prior year. GAAP earnings continue to be impacted by the accelerated amortization of certain discontinued trade names in the SGK Brand Solutions segment, and charges related to the Company's cost reduction program. On a non-GAAP adjusted basis, earnings for the fiscal 2021 first quarter were $0.68 per share, compared to $0.47 per share a year ago. Adjusted EBITDA (net income before interest expense, income taxes, depreciation and amortization, and other adjustments) for the fiscal 2021 first quarter was $54.8 million, compared to $40.2 million a year ago, representing a $14.6 million increase. These increases were primarily driven by higher sales in the Memorialization segment as well as company-wide benefits from its cost-reduction initiatives. See reconciliations of adjusted EBITDA and non-GAAP adjusted earnings per share below.

Matthews International Reports Results for Fiscal 2021 First Quarter

January 28, 2021
Outlook

Mr. Bartolacci further stated: “Uncertainty in the global markets and several of the industries that we serve remains ongoing due to the pandemic. However, due to the nature of our largest businesses, we are cautiously optimistic regarding the remainder of this fiscal year. Recent COVID-19 trends are expected to continue to have an impact on our Memorialization business in the near term and, as the pandemic subsides reducing our casket sales, our cemetery memorial products and retail-based businesses should benefit from pent-up demand. In addition, orders have grown significantly for the energy storage business within our Saueressig subsidiary and our warehouse automation business, which are expected to benefit the Company’s consolidated performance in the second half of the current fiscal year. Lastly, our ongoing cost reduction initiatives, which have already produced realized savings for the Company, are expected to generate additional long-term benefits in future periods.

“Consistent with our recent quarters, cash flow management efforts will continue to be a priority for the remainder of the fiscal year. Accordingly, we expect continued strong operating cash flow and significant debt reduction during fiscal 2021.”

Webcast

The Company will host a conference call and webcast on Friday, January 29, 2021 at 9:00 a.m. Eastern Time to review its financial and operating results and discuss its corporate strategies and outlook. A question-and-answer session will follow. The conference call can be accessed by calling (201) 689-8471. The audio webcast can be monitored at www.matw.com. A telephonic replay will be available from 12:00 p.m. ET on the day of the teleconference call until Friday, February 12, 2021. To listen to the archived call, dial (412) 317-6671 and enter the conference ID number 13714922. The webcast replay will be available on the Company’s website at www.matw.com, where a transcript will also be posted once available.

Matthews International Reports Results for Fiscal 2021 First Quarter

January 28, 2021
About Matthews International Corporation

Matthews International Corporation is a global provider of brand solutions, memorialization products and industrial technologies. The SGK Brand Solutions segment is a leader in providing brand development, deployment and delivery services that help build our clients’ brands and consumers’ desire for them. The Memorialization segment is a leading provider of memorialization products, including memorials, caskets and cremation and incineration equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. The Industrial Technologies segment designs, manufactures and distributes marking, coding and industrial automation technologies and solutions. The Company has approximately 11,000 employees in more than 25 countries on six continents that are committed to delivering the highest quality products and services.

Forward-looking Information

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements principally include changes in domestic or international economic conditions, changes in foreign currency exchange rates, changes in the cost of materials used in the manufacture of the Company's products, changes in mortality and cremation rates, changes in product demand or pricing as a result of consolidation in the industries in which the Company operates, changes in product demand or pricing as a result of domestic or international competitive pressures, ability to achieve cost-reduction objectives, unknown risks in connection with the Company's acquisitions, cybersecurity concerns, effectiveness of the Company's internal controls, compliance with domestic and foreign laws and regulations, technological factors beyond the Company's control, impact of pandemics or similar outbreaks, such as coronavirus disease 2019 ("COVID-19") or other disruptions to our industries, customers, or supply chains, and other factors described in the Company’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.

Matthews International Reports Results for Fiscal 2021 First Quarter

January 28, 2021
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,
	2020	2019	% Change
Sales	$386,657	$364,944	5.9%
Cost of sales	(261,159)	(249,217)	4.8%
Gross profit	125,498	115,727	8.4%
Gross margin	32.5%	31.7%

Selling and administrative expenses	(99,904)	(102,728)	(2.7)%
Amortization of intangible assets	(15,221)	(17,942)	(15.2)%
Operating profit (loss)	10,373	(4,943)	309.9%
Operating margin	2.7%	(1.4)%

Interest and other deductions, net	(8,385)	(10,760)	(22.1)%
Income (loss) before income taxes	1,988	(15,703)	112.7%
Income taxes	(3,980)	5,397	(173.7)%
Net loss	(1,992)	(10,306)	80.7%
Non-controlling interests	234	(160)	246.3%
Net loss attributable to Matthews	$(1,758)	$(10,466)	83.2%

Loss per share -- diluted	$(0.06)	$(0.34)	82.4%

Earnings per share -- non-GAAP(1)	$0.68	$0.47	44.7%

Dividends declared per share	$0.215	$0.21	2.4%

(1) See reconciliation of non-GAAP financial information provided in tables at the end of this release

SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended December 31,
	2020	2019
Sales:
SGK Brand Solutions	$168,140	$174,880
Memorialization	183,274	154,405
Industrial Technologies	35,243	35,659
	$386,657	$364,944

Adjusted EBITDA:
SGK Brand Solutions	$21,336	$18,738
Memorialization	44,072	30,093
Industrial Technologies	3,493	4,314
Corporate and Non-Operating	(14,138)	(12,915)
Total Adjusted EBITDA(1)	$54,763	$40,230

(1) See reconciliation of non-GAAP financial information provided in tables at the end of this release

Matthews International Reports Results for Fiscal 2021 First Quarter

January 28, 2021
CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (Unaudited)
(In thousands)

	December 31, 2020	September 30, 2020
ASSETS
Cash and cash equivalents	$41,175	$41,334
Accounts receivable, net	305,426	295,185
Inventories, net	178,160	175,100
Other current assets	66,201	63,954
Total current assets	590,962	575,573
Property, plant and equipment, net	236,236	236,788
Goodwill	778,441	765,388
Other intangible assets, net	320,982	333,498
Other long-term assets	160,833	161,386
Total assets	$2,087,454	$2,072,633

LIABILITIES
Long-term debt, current maturities	$26,826	$26,824
Other current liabilities	305,301	290,044
Total current liabilities	332,127	316,868
Long-term debt	797,805	807,710
Other long-term liabilities	335,669	336,622
Total liabilities	1,465,601	1,461,200

SHAREHOLDERS' EQUITY
Total shareholders' equity	621,853	611,433
Total liabilities and shareholders' equity	$2,087,454	$2,072,633

CONDENSED CONSOLIDATED CASH FLOWS INFORMATION (Unaudited)
(In thousands)

	Three Months Ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(1,992)	$(10,306)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	27,351	28,933
Changes in working capital items	(3,729)	(13,182)
Other operating activities	13,696	(88)
Net cash provided by operating activities	35,326	5,357

Cash flows from investing activities:
Capital expenditures	(7,535)	(9,722)
Other investing activities	1,689	(4,507)
Net cash used in investing activities	(5,846)	(14,229)

Cash flows from financing activities:
Net (payments) proceeds from long-term debt	(18,039)	21,636
Purchases of treasury stock	(4,237)	(1,845)
Dividends	(6,808)	(6,535)
Other financing activities	(2,291)	(1,340)
Net cash (used in) provided by financing activities	(31,375)	11,916

Effect of exchange rate changes on cash	1,736	1,038

Net change in cash and cash equivalents	$(159)	$4,082

Matthews International Reports Results for Fiscal 2021 First Quarter

January 28, 2021
Reconciliations of Non-GAAP Financial Measures

Included in this report are measures of financial performance that are not defined by GAAP. The Company uses non-GAAP financial measures to assist in comparing its performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect the Company’s core operations including acquisition costs, ERP integration costs, strategic initiative and other charges (which includes non-recurring charges related to operational initiatives and exit activities), stock-based compensation and the non-service portion of pension and postretirement expense. Management believes that presenting non-GAAP financial measures is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items that management believes do not directly reflect the Company's core operations, (ii) permits investors to view performance using the same tools that management uses to budget, forecast, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating the Company’s results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provided herein, provide investors with an additional understanding of the factors and trends affecting the Company’s business that could not be obtained absent these disclosures.

Matthews International Reports Results for Fiscal 2021 First Quarter

January 28, 2021
ADJUSTED EBITDA RECONCILIATION (Unaudited)
(In thousands)

	Three Months Ended December 31,
	2020	2019
Net loss	$(1,992)	$(10,306)
Income tax provision (benefit)	3,980	(5,397)
Income (loss) before income taxes	1,988	(15,703)
Net loss (income) attributable to noncontrolling interests	234	(160)
Interest expense	7,728	9,240
Depreciation and amortization *	27,351	28,933
Acquisition costs (1)**	342	1,479
ERP integration costs (2)**	143	665
Strategic initiatives and other charges: (3)**
Workforce reductions and related costs	7,026	2,262
Other cost reduction initiatives	3,681	8,458
Non-recurring / incremental COVID-19 costs (4)	1,124	—
Joint Venture depreciation, amortization, interest expense and other charges (5)	—	797
Stock-based compensation	3,246	2,031
Non-service pension and postretirement expense (6)	1,900	2,228
Total Adjusted EBITDA	$54,763	$40,230
Adjusted EBITDA margin	14.2%	11.0%

(1) Includes certain non-recurring costs associated with recent acquisition activities.
(2) Represents costs associated with global ERP system integration efforts.
(3) Includes certain non-recurring costs associated with productivity and cost-reduction initiatives intended to result in improved operating performance, profitability and working capital levels.
(4) Includes certain non-recurring direct incremental costs (such as costs for purchases of computer peripherals and devices to facilitate working-from-home, additional personal protective equipment and cleaning supplies and services, etc.) incurred in response to COVID-19. This amount does not include the impact of any lost sales or underutilization due to COVID-19.

(5) Represents the Company's portion of depreciation, intangible amortization, interest expense, and other non-recurring charges incurred by non-consolidated subsidiaries accounted for as equity-method investments within the Memorialization segment.

(6) Non-service pension and postretirement expense includes interest cost, expected return on plan assets and amortization of actuarial gains and losses. These benefit cost components are excluded from adjusted EBITDA since they are primarily influenced by external market conditions that impact investment returns and interest (discount) rates. The service cost and prior service cost components of pension and postretirement expense are included in the calculation of adjusted EBITDA, since they are considered to be a better reflection of the ongoing service-related costs of providing these benefits. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

* Depreciation and amortization was $19,147 and $21,656 for the SGK Brand Solutions segment, $5,469 and $4,636 for the Memorialization segment, $1,441 and $1,442 for the Industrial Technologies segment, and $1,294 and $1,199 for Corporate and Non-Operating, for the three months ended December 31, 2020 and 2019, respectively.
** Acquisition costs, ERP integration costs, and strategic initiatives and other charges were $7,355 and $3,446 for the SGK Brand Solutions segment, $1,130 and $328 for the Memorialization segment, and $2,707 and $9,090 for Corporate and Non-Operating, for the three months ended December 31, 2020 and 2019, respectively.

Matthews International Reports Results for Fiscal 2021 First Quarter

January 28, 2021
ADJUSTED NET INCOME AND EPS RECONCILIATION (Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,
	2020		2019
		per share		per share
Net loss attributable to Matthews	$(1,758)	$(0.06)	$(10,466)	$(0.34)
Acquisition costs (1)	253	0.01	1,109	0.04
ERP integration costs (2)	106	—	499	0.02
Strategic initiatives and other charges: (3)
Workforce reductions and related costs	6,735	0.21	1,696	0.05
Other cost reduction initiatives	2,750	0.09	6,344	0.21
Non-recurring / incremental COVID-19 costs (4)	873	0.03	—	—
Joint Venture amortization and other charges (5)	—	—	205	0.01
Non-service pension and postretirement expense (6)	1,406	0.04	1,671	0.05
Amortization	11,263	0.36	13,457	0.43
Adjusted net income	$21,628	$0.68	$14,515	$0.47

Note: Adjustments to net income for non-GAAP reconciling items were calculated using an income tax rate of 20.6% for the three December 31, 2020, and 25% for the three months ended December 31, 2019.
(1) Includes certain non-recurring costs associated with recent acquisition activities.
(2) Represents costs associated with global ERP system integration efforts.
(3) Includes certain non-recurring costs associated with productivity and cost-reduction initiatives intended to result in improved operating performance, profitability and working capital levels.
(4) Includes certain non-recurring direct incremental costs (such as costs for purchases of computer peripherals and devices to facilitate working-from-home, additional personal protective equipment and cleaning supplies and services, etc.) incurred in response to COVID-19. This amount does not include the impact of any lost sales or underutilization due to COVID-19.

(5) Represents the Company's portion of intangible amortization and other non-recurring charges incurred by non-consolidated subsidiaries accounted for as equity-method investments within the Memorialization segment.

(6) The non-GAAP adjustment to pension and postretirement expense represents the add-back of the non-service related components of these costs. Non-service related components include interest cost, expected return on plan assets and amortization of actuarial gains and losses. The service cost and prior service cost components of pension and postretirement expense are considered to be a better reflection of the ongoing service-related costs of providing these benefits. The other components of GAAP pension and postretirement expense are primarily influenced by general market conditions impacting investment returns and interest (discount) rates. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

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